AMENDMENT DATED FEBRUARY 22, 2000
                                     TO THE
                     SHAREHOLDER SERVICES PLAN (the "Plan")
                              DATED OCTOBER 1, 1998
                             OF FORWARD FUNDS, INC.

Pursuant to Section 2 of the Plan, Section 1 and Exhibit A of the Plan are amended as follows:

Section 1. Each Fund is authorized to pay banks and their affiliates and other institutions, including broker-dealers ("Participating Organizations") an aggregate fee in an amount not to exceed on an annual basis 0.35% for Institutional Class Shares and 0.10% for Investor Class Shares (collectively, the "Shares") of the average daily net asset value of the respective class of Shares of such Fund (the "Plan Fee") attributable to or held in the name of a Participating Organization for its clients as compensation for providing "service activities" pursuant to an agreement with a Participating Organization.

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                                    Exhibit A

                          Hoover Small Cap Equity Fund
                          The International Equity Fund
                              The U.S. Equity Fund
                       Uniplan Real Estate Investment Fund